Conyers Dill & Pearman

BARRISTERS & ATTORNEYS

CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM11, BERMUDA
TEL: (441) 295 1422 FAX: (441) 292 4720 EMAIL: BERMUDA@CONYERSDILLANDPEARMAN.COM
WWW.CONYERSDILLANDPEARMAN.COM

4 December 2009

Maiden Holdings, Ltd.
48 Par-la-Ville Road
Hamilton HM 11
Bermuda

DIRECT LINE: (+441) 298-7846
E-MAIL: neil.henderson@conyersdillandpearman.com
OUR REF: NH/386288.309049

Dear Sirs

Maiden Holdings, Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a prospectus (the "**Prospectus**") contained in a registration statement on form S-8 filed with the Securities and Exchange Commission (the "**Commission**") on 4 December 2009 (the "**Registration Statement**", which term does not include any other documents or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "**Securities Act**") of 2,800,000 common shares, par value US$0.01 (the "**Common Shares**"), issuable pursuant to the Company's 2007 Share Incentive Plan (the "**Plan**", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Prospectus and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 24 November 2009, copies of minutes of meetings of the board of directors of the Company held on 26 June 2007 and a secretary's certificate of extract of resolutions passed at a meeting of the board of directors of the Company held on 10 November 2009 (together, the "**Minutes**"). We have also reviewed a secretary's certificate of extract resolutions passed by the shareholders of the Company on 26 June 2007 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which

CD&P

such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representation made in the Registration Statement, the Prospectus and the Plan and other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) the validity and binding effect under the applicable governing laws , to the extent not under Bermuda law, of the Plan in accordance with its terms: (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof, which shall be equal to at least the par value thereof; (h) that on the date of issuance of any of the Common Shares, the Company will have sufficient authorised but unissued common shares; (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due; (j) that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority pursuant to its Notice to the Public dated 1 June 2005 will not have been revoked or amended at the time of the issuance of any Common Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Prospectus and the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fees or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid, and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issues of such shares).

CD&P

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent in required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill and Pearman

Conyers Dill & Pearman